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                                  EXHIBIT 99.1

                    CERTAIN FACTORS TO CONSIDER IN CONNECTION
                         WITH FORWARD-LOOKING STATEMENTS

WE ARE MATERIALLY DEPENDENT ON ACCEPTANCE OF OUR PRODUCTS BY THE LAW ENFORCEMENT AND CORRECTIONS MARKET, AND IF LAW ENFORCEMENT AND CORRECTIONS AGENCIES DO NOT PURCHASE OUR PRODUCTS, OUR REVENUES WILL BE ADVERSELY AFFECTED AND WE MAY NOT BE ABLE TO EXPAND INTO OTHER MARKETS.

A substantial number of law enforcement and corrections agencies may not purchase our conducted energy, less-lethal weapons. In addition, if our products are not widely accepted by the law enforcement and corrections market, we may not be able to expand sales of our products into other markets. Law enforcement and corrections agencies may be influenced by claims or perceptions that conducted energy weapons are unsafe or may be used in an abusive manner. In addition, earlier generation conducted energy weapons may have been perceived as ineffective. Sales of our products to these agencies may also be delayed or limited by these claims or perceptions.

WE SUBSTANTIALLY DEPEND ON SALES OF THE ADVANCED TASER, AND IF THIS PRODUCT IS NOT WIDELY ACCEPTED, OUR GROWTH PROSPECTS WILL BE DIMINISHED.

In 2001 and 2000, we derived the majority of our revenues from sales of the ADVANCED TASERs and related cartridges, and expect to depend on sales on this product for the foreseeable future. A decrease in the prices of or demand for this product line, or its failure to achieve broad market acceptance, would significantly harm our growth prospects, operating results and financial condition.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY IN THE LAW ENFORCEMENT AND CORRECTIONS MARKET AND HAVE BEEN FOCUSED ON OUR CURRENT BUSINESS STRATEGY FOR ONLY TWO YEARS.

We revised our business strategy in late 1999 to concentrate on the law enforcement and corrections market. Accordingly, we have a limited operating history based on which you can evaluate our present business and future prospects. We face risks and uncertainties relating to our ability to implement our business plan successfully. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by newly-public companies that have recently changed their business strategies. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations, financial condition and prospects will be materially harmed.

IF WE ARE UNABLE TO MANAGE OUR PROJECTED GROWTH, OUR GROWTH PROSPECTS MAY BE LIMITED AND OUR FUTURE PROFITABILITY MAY BE ADVERSELY AFFECTED.

We intend to expand our sales and marketing programs and our manufacturing capability. Rapid expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, our operating results and financial condition could be adversely affected. Our systems, procedures, controls and management resources also may not be adequate to support our future operations. We will need to continually improve our operations, financial and other internal systems to manage our growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.

WE MAY FACE PERSONAL INJURY AND OTHER LIABILITY CLAIMS THAT HARM OUR REPUTATION AND ADVERSELY AFFECT OUR SALES AND FINANCIAL CONDITION.

Our products are often used in aggressive confrontations that may result in serious, permanent bodily injury to those involved. Our products may cause or be associated with these injuries. A person injured in a confrontation or otherwise in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, wrongful death, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products.
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If successful, personal injury, misuse and other claims could have a material adverse effect on our operating results and financial condition. Although we carry product liability insurance, significant litigation could also result in a diversion of management's attention and resources, negative publicity and an award of monetary damages in excess of our insurance coverage.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO EXPAND SALES THROUGH DISTRIBUTORS AND OUR INABILITY TO RECRUIT NEW DISTRIBUTORS WOULD NEGATIVELY AFFECT OUR SALES.

Our distribution strategy is to pursue sales through multiple channels with an emphasis on independent distributors. Our inability to recruit and retain police equipment distributors who can successfully sell our products would adversely affect our sales. In addition, our arrangements with our distributors are generally short-term. If we do not competitively price our products, meet the requirements of our distributors or end-users, provide adequate marketing support, or comply with the terms of our distribution arrangements, our distributors may fail to aggressively market our products or may terminate their relationships with us. These developments would likely have a material adverse effect on our sales. Our reliance on the sales of our products by others also makes it more difficult to predict our revenues, cash flow and operating results.

WE EXPEND SIGNIFICANT RESOURCES IN ANTICIPATION OF A SALE DUE TO OUR LENGTHY SALES CYCLE AND MAY RECEIVE NO REVENUE IN RETURN.

Generally, law enforcement and corrections agencies consider a wide range of issues before committing to purchase our products, including product benefits, training costs, the cost to use our products in addition to or in place of other less-lethal products, product reliability and budget constraints. The length of our sales cycle may range from 60 days to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. If these potential customers do not purchase our products, we will have expended significant resources and received no revenue in return.

MOST OF OUR END-USERS ARE SUBJECT TO BUDGETARY AND POLITICAL CONSTRAINTS THAT MAY DELAY OR PREVENT SALES.

Most of our end-user customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints. Some government agency orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays which frequently occur in connection the acquisition of products by such agencies.

GOVERNMENT REGULATION OF OUR PRODUCTS MAY ADVERSELY AFFECT SALES.

Federal regulation of sales in the United States. Our weapons are not firearms regulated by the Bureau of Alcohol, Tobacco and Firearms, but are consumer products regulated by the United States Consumer Product Safety Commission. Although there are currently no federal laws restricting sales of our weapons in the United States, future federal regulation could adversely affect sales of our products.

Federal regulation of international sales. Our weapons are controlled as a "crime control" product by the United States Department of Commerce, or DOC, for export directly from the United States. Consequently, we must obtain an export license from the DOC for the export of our weapons from the United States other than to Canada. Our inability to obtain DOC export licenses in a timely basis for sales of our weapons to the majority of our international customers could significantly and adversely affect our international sales.

State and local regulation. Our weapons are controlled, restricted or their use prohibited by several state and local governments. Our weapons are banned from consumer sale or use in seven states: New York, New Jersey, Rhode Island, Michigan, Wisconsin, Massachusetts and Hawaii. Law enforcement use of our
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products is also restricted in Michigan, New Jersey, and Rhode Island. Some municipalities, including Omaha, Nebraska and Washington, D.C. also prohibit consumer use of our products. Other jurisdictions may ban or restrict the sale of our products and our product sales may be significantly affected by additional state, county and city governmental regulation.

Foreign regulation. Certain foreign jurisdictions, including Japan, the United Kingdom, Australia, Italy and Hong Kong, prohibit the sale of conducted energy weapons, limiting our international sales opportunities.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY LOSE A COMPETITIVE ADVANTAGE OR INCUR SUBSTANTIAL LITIGATION COSTS TO PROTECT OUR RIGHTS.

Our future success depends in part upon our proprietary technology. Our protective measures, including a patent, trademarks and trade secret laws, may prove inadequate to protect our proprietary rights. Our United States patent on the construction of the gas cylinder used to store the compress nitrogen in our cartridges expires in 2015. The holder of the patent on the process by which compressed gases launch the probes in our cartridges has licensed the technology covered by the patent for use in electronic weapons only to us and to two other companies. This patent expires in 2009. The scope of any patent to which we have or may obtain rights may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, lengthy and expensive. In addition, our patents may be held invalid upon challenge, others may claim rights in or ownership of our patents.

WE ARE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH WILL CAUSE US TO INCUR LITIGATION COSTS AND DIVERT MANAGEMENT ATTENTION FROM OUR BUSINESS.

Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management's attention from our business. If our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

In early April 2001, a patent licensee sued us in the United District Court, Central District of California. The lawsuit alleges that certain technology used in the firing mechanism for our weapons infringes upon a patent for which the licensee holds a license, and seeks injunctive relief and unspecified monetary damages. An outcome that is adverse to us, costs associated with defending the lawsuit, and the diversion of management's time and resources as a result of the claim could harm our business and our financial condition.

COMPETITION IN THE LAW ENFORCEMENT AND CORRECTIONS MARKET COULD REDUCE OUR SALES AND PREVENT US FROM ACHIEVING PROFITABILITY.

The law enforcement and corrections market is highly competitive. We face competition from numerous larger, better capitalized and more widely known companies that make other less-lethal weapons and products, as well as from a small company that also sells conducted energy less-lethal weapons. Increased competition may result in greater pricing pressure, lower gross margins and reduced sales, and prevent us from achieving profitability.

DEFECTS IN OUR PRODUCTS COULD REDUCE DEMAND FOR OUR PRODUCTS AND RESULT IN A LOSS OF SALES, DELAY IN MARKET ACCEPTANCE AND INJURY TO OUR REPUTATION.

Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. In 2000, we recalled a series of ADVANCED TASERs due to a defective component. In connection with the recall, we incurred expenses of approximately $50,000. Defects in our products may result in a loss of sales, delay in market acceptance, injury to our reputation and increased warranty costs.

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OUR REVENUES AND OPERATING RESULTS MAY FLUCTUATE UNEXPECTEDLY FROM QUARTER TO
QUARTER, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

Our revenues and operating results have varied significantly in the past and may vary significantly in the future due to various factors, including, but not limited to: increased raw material expenses, changes in our operating expenses, market acceptance of our products and services, regulatory changes that may affect the marketability of our products, and budgetary cycles of municipal, state and federal law enforcement and corrections agencies. As a result of these other factors, we believe that period- to- period comparisons of our operating results may not be meaningful in the new term and that you should not rely upon our performance in a particular period as indicating of our performance in any future period.

OUR DEPENDENCE ON THIRD PARTY SUPPLIERS FOR KEY COMPONENTS OF OUR WEAPONS COULD DELAY SHIPMENT OF OUR PRODUCTS AND REDUCE OUR SALES.

We depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of sub-assemblies, machined parts, injection molded plastic parts, printed circuit boards, customer wire fabrications and other miscellaneous customer parts of our products. The final assembly of the cartridges used in the firing of our weapons was prevented for four weeks beginning in November 2000 by a supplier's receipt of defective wire used as a component in the cartridges. We also do not have long-term agreements with any of our suppliers. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

FOREIGN CURRENCY FLUCTUATIONS MAY REDUCE OUR COMPETITIVENESS AND SALES IN FOREIGN MARKETS.

The relative change in currency values creates fluctuations in product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some foreign customers and reduce or eliminate their future orders of our products.

PENDING LITIGATION MAY SUBJECT US TO SIGNIFICANT LITIGATION COSTS AND DIVERT MANAGEMENT ATTENTION FROM OUR BUSINESS.

A former distributor of our products has filed a lawsuit in the state of New York asserting certain rights of exclusive sales representation with respect to our products. The former distributor claims that he has the exclusive right to market and sell our products to an extensive list of our current and potential customers throughout the United States. The suit was dismissed in February 2001 for lack of personal jurisdiction of the New York court. This case is now pending in the State of Arizona. In addition, in early April 2001, a patent licensee sued us in the United Stated District Court, Central District of California. The suit alleges that certain technology used in the firing mechanism for our weapons infringes upon a patent for which the licensee hold a license, and seeks injunctive relief and unspecified monetary damages. An outcome that is adverse to us, costs associated with defending these lawsuits and the diversion of our management's time and our resources as a result of these claims could harm our business or financial condition.

USE OF ESTIMATES MAY DIFFER FROM ACTUAL FINANCIAL RESULTS.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.